FS Credit Real Estate Income Trust, Inc. 8-K

Exhibit 10.2

EXECUTION VERSION

GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT, dated as of January 26, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guarantee”), made by FS CREDIT REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation (“Guarantor”), in favor of GOLDMAN SACHS BANK USA, a New York state-chartered bank, as buyer (“Buyer”).

RECITALS

A.           Pursuant to that certain Master Repurchase and Securities Contract Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), between Buyer and FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company (“Seller”), Seller has agreed to sell to Buyer, certain Eligible Assets, as defined in the Repurchase Agreement, upon the terms and subject to the conditions as set forth therein. Pursuant to the terms of that certain Custodial Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Custodial Agreement”), by and among Buyer, Seller and Wells Fargo, National Association (“Custodian”), Custodian is required to take possession of the Purchased Assets, along with certain other documents specified in the Custodial Agreement, as Custodian of Buyer and any future purchaser, on several delivery dates, in accordance with the terms and conditions of the Custodial Agreement. Pursuant to the terms of that certain Pledge and Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), made by FS CREIT Finance Holdings LLC, a Delaware limited liability company (“Pledgor”), in favor of Buyer, Pledgor has pledged to Buyer all of the Collateral (as defined in the Pledge Agreement). The Repurchase Agreement, the Custodial Agreement, the Depository Agreement, the Servicing Agreement, the Fee Letter, the Parent Guarantee Agreement, the Pledge Agreement and this Guarantee shall be referred to herein as the “Transaction Documents”.

B.            Guarantor directly or indirectly owns one hundred percent (100%) of the legal and beneficial limited liability company interest in, and controls, Seller and Pledgor, and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents and the transactions contemplated by the Repurchase Agreement.

C.            It is a condition precedent to Buyer acquiring the Purchased Assets pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guarantee.

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Transaction Documents and to enter into the transactions contemplated thereunder, Guarantor hereby agrees with Buyer as follows:

1.             Defined Terms. Each of the definitions set forth on Exhibit A hereto are, solely for the purpose of Section 9 hereof, hereby incorporated herein by reference. Unless otherwise defined herein, terms which are defined in the Repurchase Agreement and used herein are intended to be used as such terms are so defined in the Repurchase Agreement.

2.            Guarantee. (a) Subject to Sections 2(b), 2(c) and 2(d) below, Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance when due, whether at stated maturity, by acceleration of the Repurchase Date or otherwise, of all of the following: (i) all payment obligations owing by Seller and Pledgor to Buyer under or in connection with the Repurchase Agreement or any of the other Transaction Documents or other agreements relating thereto, (ii) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing, and (iii) any other obligations of Seller and Pledgor with respect to Buyer under each of the Transaction Documents (collectively, the “Obligations”).

(b)         Notwithstanding anything in Section 2(a) herein to the contrary, but subject in all cases to Sections 2(c) and 2(d) below, the maximum liability of Guarantor hereunder and under the Transaction Documents shall in no event exceed fifty percent (50%) of the then-currently unpaid aggregate Purchase Prices of all Purchased Assets.

(c)          Notwithstanding the foregoing, or any other provision herein to the contrary, the applicable maximum limitation on recourse liability as set forth in Section 2(b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Obligations shall be full recourse to Guarantor, upon the occurrence of any of the following:

(i)          a voluntary bankruptcy or insolvency proceeding is commenced by Seller, Pledgor or Guarantor against Seller under the Bankruptcy Code or any similar federal or state law;

(ii)         Seller, Pledgor or Guarantor consents to or joins in any application for the appointment of a custodian, receiver, trustee or examiner for Seller or Seller’s assets and liabilities;

(iii)        an involuntary bankruptcy or insolvency proceeding is commenced against Seller, Pledgor or Guarantor in connection with which Seller, Pledgor or Guarantor or any Affiliate of any of the foregoing (alone or in any combination) (A) has or have colluded or conspired in any way with the creditors commencing or filing such proceeding, (B) has solicited or caused to be solicited petition creditors for any involuntary bankruptcy or insolvency petition against Seller, Pledgor or Guarantor from any Person, or (C) has filed an answer consenting to or joining in with respect to such involuntary bankruptcy or insolvency proceeding;

(iv)        the gross negligence or willful misconduct of Seller, Pledgor or Guarantor which results in the seizure or forfeiture of the Purchased Assets or any portion thereof, or Seller’s interest therein;

(v)         any breach of the separateness covenants set forth in Article 12 of the Repurchase Agreement that results in the substantive consolidation of any of the assets and/or liabilities of Seller or Pledgor with any other Person (including, without limitation, in connection with any proceeding under any Insolvency Law); and

(vi)        a Market Disruption Event.

(d)          In addition to the foregoing, and notwithstanding the limitations on recourse liability set forth in Section 2(b) above, Guarantor shall be liable to Buyer for any costs, losses, claims, expenses or other liabilities actually incurred by Buyer resulting solely from any of the following matters:

(i)          fraud, intentional misrepresentation or willful misconduct by Seller, Pledgor, or Guarantor, or any Affiliate of Seller, Pledgor or Guarantor in connection with the execution and delivery of this Guarantee, the Repurchase Agreement or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

(ii)         any material breach by Seller, Guarantor or any of their respective Affiliates, of any representations and warranties relating to Environmental Laws, or any indemnity for documented and out-of-pocket costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any Materials of Environmental Concern, in each case in any way affecting Seller’s or Guarantor’s properties or any of the Purchased Assets; and

(iii)        Seller’s failure to obtain Buyer’s prior written consent to any subordinate financing or voluntary Liens in each case that encumber any or all of the Purchased Assets that are not permitted under the Transaction Documents.

(e)          Guarantor further agrees to pay any and all documented and out-of-pocket expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by Buyer in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guarantee after the occurrence and during the continuance of an Event of Default. This Guarantee shall remain in full force and effect until the later of (i) the date upon which the Obligations are paid in full and (ii) the termination of the Repurchase Agreement, notwithstanding that from time to time prior thereto, Seller and/or Pledgor may be free from any Obligations.

(f)           Nothing herein shall be deemed a waiver of any right which Buyer may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the outstanding obligations under the Repurchase Agreement or to require that all Purchased Assets shall continue to secure all of the outstanding obligations owing to Buyer in accordance with the Repurchase Agreement or any other Transaction Documents.

(g)          No payment or payments made by Seller, Pledgor or any other Person or received or collected by Buyer from Seller, Pledgor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Obligations under this Guarantee until the Obligations are paid in full.

(h)           Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of any liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guarantee for such purpose; provided, however, that failure to deliver to Buyer any such notice shall not constitute a waiver by Guarantor of any defense of payment or performance.

3.             Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and Pledgor and any collateral for any Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all amounts due and payable by Seller or Pledgor to Buyer under the Transaction Documents or any related documents have been paid in full; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Transaction Documents.

4.             Amendments, etc. with Respect to the Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Buyer may be rescinded by Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer and any Transaction Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Buyer shall have no obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or any property subject thereto. When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other Person, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other Person or any release of Seller or such other Person shall not relieve Guarantor of its Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5.             Guarantee Absolute and Unconditional. (a) Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee; and all dealings between Seller and Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or Guarantor with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Transaction Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee or (iv) any other circumstance whatsoever (with or without notice to or Knowledge of Seller and Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Obligations, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns thereof, and shall inure to the benefit of Buyer and its permitted successors, endorsees, transferees and assigns, until all the Obligations and the obligations of Guarantor under this Guarantee shall have been satisfied by payment in full.

(b)           Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i)            Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller, any other guarantor or any other person or security.

(ii)           Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about the financial condition of Seller, the status of other guarantors, if any, of all other circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information. Absent a written request for such information by Guarantor to Buyer, Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(iii)        Guarantor has independently reviewed the Transaction Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guarantee to Buyer, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any Liens or security interests of any kind or nature granted by Seller or any other guarantor to Buyer, now or at any time and from time to time in the future.

6.            Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for Seller or any substantial part of the property of Seller, or otherwise, all as though such payments had not been made.

7.            Payments. Guarantor hereby agrees that the Obligations will be paid to Buyer, without set-off or counterclaim in United States Dollars at the address specified in writing by Buyer.

8.            Representations and Warranties. Guarantor represents and warrants that:

(a)           It is duly organized, validly existing and in good standing under the laws and regulations of its jurisdiction of incorporation or organization, as the case may be. It is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of its business. It has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Guarantee and the other Transaction Documents;

(b)          This Guarantee has been duly executed by it, for good and valuable consideration. This Guarantee constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

(c)          Guarantor does not believe, nor does it have any reason or cause to believe, that it cannot perform in all respects all covenants and obligations contained in this Guarantee applicable to it;

(d)          The execution, delivery and performance of this Guarantee will not violate (i) its organizational documents, (ii) any contractual obligation to which it is now a party or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of its assets, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to it, or (iv) any applicable Requirement of Law;

(e)          There is no action, suit, proceeding, litigation, investigation, arbitration or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of Guarantor, threatened by or against Guarantor or against its assets (i) with respect to any of the Transaction Documents or any of the transactions contemplated hereby or thereby or (ii) that could reasonably be expected to have a Material Adverse Effect. Guarantor is in compliance in all material respects with all Requirements of Law. Guarantor is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule, or regulation of any arbitrator or Governmental Authority;

(f)            Guarantor has timely filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all federal and other Taxes (whether or not shown on a return), which have become due, except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. Guarantor has satisfied all of its withholding tax obligations. No tax Liens have been filed against any assets of Guarantor and no claims are currently being asserted in writing against Guarantor with respect to Taxes (except for Liens and with respect to Taxes not yet due and payable or Liens or claims with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP);

(g)           No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority or any other Person is required to authorize, or is required in connection with, (i) the execution and performance of this Guarantee, (ii) the legality, validity, binding effect or enforceability of this Guarantee against it or (iii) the consummation of the transactions contemplated by this Guarantee; and

(h)           There are no judgments against Guarantor unsatisfied of record or docketed in any court located in the United States of America which would reasonably be expected to result in a Material Adverse Effect, and no Act of Insolvency has ever occurred with respect to it.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on the date of each Transaction under the Repurchase Agreement, on and as of such date of the Transaction, as though made hereunder on and as of such date.

9.             Financial Covenants.

(a)           Guarantor hereby agrees that, until the Repurchase Obligations have been paid in full, Guarantor shall not:

(i)            (A) at any time from and after the Closing Date until the date that the amount of equity capital received by Guarantor equals or exceeds One Hundred Twenty-Five Million and No/100 Dollars ($125,000,000.00), permit its Liquidity to be less than seven and one-half percent (7.50%) of the Maximum Facility Amount and (B) at any time thereafter, permit its Liquidity to be less than seven and one half percent (7.50%) of the aggregate outstanding Purchase Prices of all Purchased Assets subject to Transactions as of such date of determination;

(ii)           permit its Tangible Net Worth at any time to be less than an amount equal to thirty-seven million five hundred thousand dollars ($37,500,000) plus seventy-five percent (75%) of the net cash proceeds of any equity issuance by Guarantor; and

(iii)          permit its Interest Coverage Ratio to be less than 1.5 to 1.0;

(iv)         permit at any time the ratio of its Total Indebtedness to the Tangible Net Worth of Guarantor, calculated in accordance with GAAP, to be greater than 3.0 to 1.0.

(b)           Guarantor’s compliance with the covenants set forth in this Section 9 must be evidenced by the financial statements and by a Covenant Compliance Certificate in the form of Exhibit IX to the Repurchase Agreement furnished together therewith, as provided by Seller to Buyer pursuant to Article 11(g) of the Repurchase Agreement and compliance with all such covenants are subject to continuing verification of Buyer and Guarantor shall provide information that is reasonably requested by Buyer with respect to any lawsuits and/or other matters disclosed in any financial statements of Guarantor delivered to Buyer which would reasonably be expected to have a Material Adverse Effect on Guarantor’s ability to comply with the covenants set forth in this Section 9; provided, that, for the avoidance of doubt, such continued verification shall not obligate Guarantor or Seller to provide additional financial statements or Covenant Compliance Certificates other than those required under Article 11(g) of the Repurchase Agreement.

10.           Further Covenants of Guarantor:

(a)           Taxes. Guarantor will timely file all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and will pay all federal and other Taxes (whether or not shown on a return), which have become due, except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP.

(b)           Anti-Money Laundering, Anti-Corruption and Economic Sanctions.

(i)            Guarantor is in compliance, in all material respects, with (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, (B) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism of 2001 (the “USA PATRIOT Act of 2001”), and (C) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery laws and regulations. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(ii)           Guarantor agrees that, from time to time upon the prior written request of Buyer, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with the USA Patriot Act of 2001 and to fully effectuate the purposes of this Guarantee); provided, however, that nothing in this Section 10(b)(ii) shall be construed as requiring Buyer to conduct any inquiry or decreasing Guarantor’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Buyer and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the USA Patriot Act of 2001 and regulations thereunder, Guarantor on behalf of itself and its Affiliates makes the following representations and covenants to Buyer and its Affiliates, that neither Guarantor, nor, any of its Affiliates, is a Prohibited Investor and Guarantor is not acting on behalf of or on behalf of any Prohibited Investor. Guarantor agrees to promptly notify Buyer or a person appointed by Buyer to administer their anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.

(c)           Office of Foreign Assets Control. Guarantor warrants, represents and covenants that neither Seller, any of its Affiliates or the Purchased Assets are or will be an entity or Person that is or is owned or controlled by a Person that is the subject of any Sanctions. Guarantor covenants and agrees that, with respect to the Transactions under this Guarantee, none of Guarantor or, to Guarantor’s Knowledge, any of its Affiliates will conduct any business, nor engage in any transaction, assets or dealings, with any Person who is the subject of Sanctions. Guarantor further covenants and agrees that it will not, directly or indirectly, use the proceeds of the facility, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of or with any Person who is the subject of Sanctions or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions.

(e)           Limitation on Distributions. After the occurrence and during the continuation of any Event of Default, Guarantor shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor, provided that Guarantor may distribute the minimum amount of cash required to be distributed so that Guarantor (including its qualifying subsidiaries) can maintain its status as a “real estate investment trust” (or qualifying subsidiary, as applicable) under Sections 856 through 860 of the Code and such distributions are actually used to maintain Guarantor’s status as a “real estate investment trust” under Sections 856 through 860 of the Code.

(f)           Shareholder Cash Collateral Accounts. No later than ninety (90) days after the Closing Date, Guarantor shall (i) (A) transfer (or cause to be transferred) cash from the Shareholder Cash Collateral Accounts to an unencumbered and unrestricted account held by Guarantor, (B) raise equity capital and/or (C) otherwise cause the minimum Liquidity covenant set forth in Section 9(a)(i) hereof to be satisfied, in each case, without giving effect to the Shareholder Liquidity Balance, (ii) remove (or cause to be removed) the liens on all amounts on deposit in the Shareholder Cash Collateral Accounts or (iii) utilize (or cause to be utilized) all amounts on deposit in the Shareholder Cash Collateral Accounts to fund investments of Guarantor or its consolidated Subsidiaries such that, after giving effect thereto, the balance of the Shareholder Cash Collateral Accounts has been reduced to zero. Upon completion of the actions described in clauses (i), (ii) or (iii) of the preceding sentence, Guarantor shall provide (or cause to be provided) written evidence of completion satisfactory to Buyer.

11.           Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default and upon any Obligations becoming due and payable by Guarantor (whether at stated maturity, by acceleration or otherwise), Guarantor hereby irrevocably authorizes Buyer and its Affiliates, without notice to Guarantor, any such notice being expressly waived by Guarantor to the extent permitted by applicable law, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer to or for the credit or the account of Guarantor, or any part thereof in such amounts as Buyer may elect, against and on account of the obligations and liabilities of Guarantor to Buyer hereunder and claims of every nature and description of Buyer against Guarantor, in any currency, arising under any Transaction Document, as Buyer may elect, whether or not Buyer has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Buyer shall notify Guarantor promptly of any such set-off and the application made by Buyer, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Buyer under this Section 11 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Buyer may have.

12.           Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.           Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

14.           No Waiver; Cumulative Remedies. Buyer shall not by any act (except by a written instrument pursuant to Section 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

15.           Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer. This Guarantee shall be binding upon successors and assigns of Guarantor and shall inure to the benefit of Buyer, and their respective successors and permitted assigns. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

16.           Notices. Unless otherwise provided in this Guarantee, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by telecopier (with answerback acknowledged) or e-mail provided that such telecopied or e-mailed notice must also be delivered by one of the means set forth above, to the address specified below or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 16. A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat the notice as having been properly given.

Buyer:	Goldman Sachs Bank USA 200 West Street New York, New York 10282 Attention: Mr. Jeffrey Dawkins Telephone: (212) 902-6852 Facsimile: (212) 977-4870 Email: jeffrey.dawkins@gs.com

With copies to:	Paul Hastings LLP 200 Park Avenue New York, NY 10166 Attention: Lisa A. Chaney, Esq. Facsimile: (212) 230-7793 Email: lisachaney@paulhastings.com
Guarantor:

FS Credit Real Estate Investment Trust, Inc.

201 Rouse Boulevard

Philadelphia, PA 19112

Attention: Chief Financial Officer

Telephone: (215) 495-1150

Telecopy: (215) 339-1931

Email:     credit.notices@fsinvestments.com

Email:     FSCREIT_TEAM@fsinvestments.com

17.           SUBMISSION TO JURISDICTION; WAIVERS. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)          SUBMITS TO THE NON- EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Guarantee or relating in any way to this Guarantee, the Repurchase Agreement or any Transaction under the Repurchase Agreement;

(B)           CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile;

(C)           AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 16 HEREOF OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)          AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

18.           Integration. This Guarantee represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer relative to the subject matter hereof not reflected herein.

19.           Counterparts. This Guarantee may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by telecopier or other electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Guarantee shall be effective as delivery of an original executed counterpart of this Guarantee.

20.           Acknowledgments. Guarantor hereby acknowledges that:

(a)           Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the related documents;

(b)           Buyer does not have any fiduciary relationship to Guarantor, and the relationship between Buyer, on the one hand, and Guarantor, on the other, is solely that of creditor and surety; and

(c)           no joint venture exists between or among any of Buyer, Guarantor and/or Seller.

21.           Intent. Guarantor intends for this Guarantee to be a credit enhancement related to a repurchase agreement, within the meaning of Section 101(47) of the Bankruptcy Code and, therefore, for this Guarantee to be itself a repurchase agreement, within the meaning of Section 101(47) and Section 559 of the Bankruptcy Code.

22.           WAIVERS OF JURY TRIAL. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

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IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered as of the date first above written.

GUARANTOR:

FS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation

By:	/s/ William Goebel
Name: William Goebel
Title: Chief Financial Officer

Exhibit A

Definitions

“Capital Lease Obligations”: With respect to any Person, the amount of all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Stock”: Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests (certificated or uncertificated) in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Cash and Cash Equivalents”: Any of the following: (a) cash, (b) fully federally insured demand deposits, and (c) securities with maturities of thirty (30) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof.

“Consolidated EBITDA”: With respect to any Person, for any period of four consecutive fiscal quarters ended on the last day of any fiscal quarter of such Person, an amount equal to, the following, all determined on a consolidated basis, without duplication, for any Person and its consolidated Subsidiaries in accordance with GAAP: (a) Consolidated Net Income (or loss) of such Person, plus (b) the following (but only to the extent actually deducted in calculating such Consolidated Net Income (or loss)): (i) depreciation and amortization expense, (ii) Interest Expense, (iii) income tax expense, (iv) extraordinary or non-cash non-recurring losses and (v) transaction costs in connection with the Repurchase Documents, and minus (c) the following (but only to the extent actually added in calculating such Consolidated Net Income (or loss)): extraordinary or non-cash non-recurring gains; determined, in each case, on a consolidated basis.

“Consolidated Net Income”: With respect to any Person for any period of four consecutive fiscal quarters ended on the last day of any fiscal quarter of such Person, the sum of all the consolidated net income of such Person and its consolidated Subsidiaries determined in accordance with GAAP and in each case, determined on a consolidated basis without duplication.

“Contingent Liabilities”: With respect to any Person as of any date of determination, all of the following as of such date: (a) liabilities and obligations (including any Guarantee Obligations) of such Person in respect of “off-balance sheet arrangements” (as defined in the Off-Balance Sheet Rules defined below in this definition), (b) obligations, including Guarantee Obligations, whether or not required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing in whole or in part any non-recourse Indebtedness, lease, dividend or other obligation, excluding, however (i) contractual indemnities (including any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and (ii) guarantees of non-monetary obligations that have not yet been called on or quantified, of such Person or any other Person, and (c) forward commitments or obligations to fund or provide proceeds with respect to any loan or other financing that is obligatory and non-discretionary on the part of the lender. The amount of any Contingent Liabilities described in the preceding clause (b) shall be deemed to be (i) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements of such Person.

“Derivatives Contract”: Any rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, commodity swap, commodity option, forward commodity contract, equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross–currency rate swap transaction, currency option, spot contract, or any other similar transaction or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any obligations or liabilities thereunder.

“Derivatives Termination Value”: With respect to any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the preceding clause (a), the amount(s) determined as the mark–to–market value(s) for such Derivatives Contracts, as determined based on one or more mid–market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include Buyer).

“Equity Interests”: With respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of Capital Stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized but unissued on any date.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Guarantee Obligation”: With respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of the obligations for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, Contractual Obligation, Derivatives Contract or other obligations or Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation); and provided, further, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum anticipated liability in respect thereof as reasonably determined by such Person.

“Indebtedness”: With respect to any Person and any date, all of the following with respect to such Person as of such date: (a) obligations in respect of money borrowed (including principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or otherwise), (b) obligations, whether or not for money borrowed: (i) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (iv) in connection with the issuance of Preferred Equity or trust preferred securities, (c) Capital Lease Obligations, (d) reimbursement obligations under any letters of credit or acceptances (whether or not the same have been presented for payment), (e) Off–Balance Sheet Obligations, (f) obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) as applicable, all obligations of such Person (but not the obligations of others) in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations under any Purchased Asset or any obligation senior to any Purchased Asset, unfunded interest reserve amount under any Purchased Asset or any other obligation of such Person with respect to such Purchased Asset that is senior to such Purchased Asset, purchase obligation, repurchase obligation, sale/buy-back agreement, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than mandatory redeemable stock)), (h) net obligations under any Derivatives Contract not entered into as a hedge against existing indebtedness, in an amount equal to the Derivatives Termination Value thereof, (i) all non-recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons that such Person has guaranteed or is otherwise recourse to such Person, (j) all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than, except with respect to any Purchased Asset, any Liens granted pursuant to the Repurchase Documents) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided, that if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien, (k) all Contingent Liabilities, (l) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services, (m) indebtedness of general partnerships of which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise), and (n) obligations to fund capital commitments under any Governing Document, subscription agreement or otherwise.

“Interest Coverage Ratio”: As of any date of determination in respect of any fiscal quarter, Consolidated EBITDA for the preceding four fiscal quarters divided by Interest Expense for the preceding four fiscal quarters.

“Interest Expense”: With respect to any Person in respect of any period of four consecutive fiscal quarters, ended on the last day of any fiscal quarter of such Person, determined on a consolidated basis without duplication, consolidated interest expense of Guarantor, whether paid or accrued, without deduction of consolidated interest income of Guarantor, including, without limitation or duplication, or, to the extent not so included, with the addition of: (i) interest expense associated with any interest rate hedging activity of Guarantor; (ii) the amortization of debt discounts by Guarantor; and (iii) prepayment penalties and debt extinguishment charges paid by Guarantor, in all cases as reflected in the applicable consolidated financial statements of Guarantor and all as determined in accordance with GAAP.

“Liquidity”: With respect to Guarantor and any date, the amount of (i) unrestricted and unencumbered (other than pursuant to the Repurchase Documents) Cash and Cash Equivalents held by Guarantor and its consolidated Subsidiaries (including, without limitation, Cash and Cash Equivalents held by Seller), (ii) the aggregate amount of all unfunded investor capital commitments of Guarantor, if any, that are available to be called on without condition (other than customary notice conditions or as otherwise set forth in the limited partnership agreement of Guarantor) and are not pledged to any other Person or subject to any Lien (other than pursuant to a subscription financing line of credit), net of amounts outstanding under any subscription financing line of credit of Guarantor or any of its consolidated Subsidiaries and (iii) the Shareholder Liquidity Balance, provided, however, no portion of the Shareholder Liquidity Balance shall be included in the calculation of Liquidity from and after the date that is ninety (90) days after the Closing Date unless the liens on all amounts on deposit in the Shareholder Cash Collateral Accounts have been removed and Guarantor has provided Buyer with written evidence thereof satisfactory to Buyer.

“Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33-8182; 34-47264; FR-67 International Series Release No. 1266 File No. S7-42-02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR Parts 228, 229 and 249).

“Preferred Equity”: A performing current pay preferred equity position (with a put or synthetic maturity date structure replicating a debt instrument and excluding any perpetual preferred equity positions) evidenced by a stock share certificate or other similar ownership certificate representing the entire equity ownership interest in entities that own income producing commercial real estate.

“Shareholder Cash Collateral Accounts”: Each of the deposit accounts established by Franklin Square Holdings, L.P. and Rialto Investments, LLC pursuant to the terms and conditions of the Master Repurchase and Securities Contract, dated as of August 30, 2017, by and between Wells Fargo Bank, National Association and FS CREIT Finance WF-1 LLC.

“Shareholder Liquidity Balance”: With respect to any Person and its consolidated Subsidiaries, an amount equal to the Cash and Cash Equivalents held in both Shareholder Cash Collateral Accounts.

“Tangible Net Worth”: With respect to Guarantor on any date of determination, (A) the sum of (i) all amounts that would be included under capital or shareholder’s equity (or any like caption) on a balance sheet of Guarantor and its consolidated Subsidiaries at such date, plus (ii) the aggregate amount of all unfunded investor capital commitments of Guarantor and its consolidated Subsidiaries, if any, that are available to be called on without condition (other than customary notice conditions or as otherwise set forth in the limited partnership agreement of Guarantor) and are not pledged to any other Person or subject to any Lien (other than pursuant to a subscription financing line of credit), net of amounts outstanding under any subscription financing line of credit of Guarantor or any of its consolidated Subsidiaries, plus (iii) the Shareholder Liquidity Balance, provided, however, no portion of the Shareholder Liquidity Balance shall be included in the calculation of Tangible Net Worth from and after the date that is ninety (90) days after the Closing Date unless the liens on all amounts on deposit in the Shareholder Cash Collateral Accounts have been removed and Guarantor has provided Buyer with written evidence thereof satisfactory to Buyer, minus (B) the sum of (i) amounts owing to Guarantor from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with Guarantor or any Affiliate thereof, (ii) intangible assets of Guarantor and its consolidated Subsidiaries, if any, and (iii) prepaid Taxes and/or expenses, all on or as of such date and all without duplication as determined in accordance with GAAP.

“Total Indebtedness”: As of any date of determination, without duplication, all Indebtedness of Guarantor and its consolidated Subsidiaries on or as of such date.